Exhibit 99.1

News Release

www.nortel.com

FOR IMMEDIATE RELEASE:	November 16, 2009

For more information:

Media	Investors
Jay Barta	(888) 901-7286
(972) 685-2381	(905) 863-6049
jbarta@nortel.com	investor@nortel.com

Nortel Reports Financial Results for the Third Quarter 2009

Financial Presentation

•	EMEA subsidiaries, and entities they control (Equity Investees), are presented using the equity method of accounting

•

financial position and results of operations of the Equity Investees presented net on a single line in the balance sheet and statement of operations, respectively, versus being combined gross into each individual line item

•	ES, NGS, and DiamondWare businesses presented as discontinued operations

•

Results for three and nine months ended September 30, 2008 have not been recast to reflect the equity method of accounting but have been recast to reflect the presentation of discontinued operations. As a result, comparative periods may not provide meaningful analysis

•	CDMA business reported as continuing operations, as did not qualify for presentation as discontinued operations

Financial Results

•	Third quarter consolidated Revenues of $1.05 billion, which excludes third quarter revenues of $348 million related to Equity Investees and $353 million related to discontinued operations

•	Third quarter SG&A and R&D expenses of $339 million

•	Excludes expenses of $166 million related to Equity Investees

•	Includes $52 million related to workforce and other cost reduction activities and pension curtailment losses that historically would have been recorded in special charges

•

Consolidated cash balance as of September 30, 2009 was $1.81 billion and excluded Equity Investees cash of $798 million. The cash balance reported as of June 30, 2009 was $2.56 billion and included Equity Investees cash of $819 million

•	Customer service levels remain strong

•	Focus is on maximizing value for stakeholders, including creditors, customers and employees

TORONTO - Nortel* Networks Corporation [OTC: NRTLQ] announced its results for the third quarter 2009. Results were prepared in accordance with United States generally accepted accounting principles (GAAP) in U.S. dollars.

Following discussions with the U.S. Securities and Exchange Commission (SEC), commencing with the quarterly report on Form 10-Q for the quarter ended September 30, 2009, Nortel will no longer combine the results of the Europe, Middle East and Africa (EMEA) subsidiaries, and entities they control (Equity Investees), with its consolidated results. Nortel has determined that, as of the Petition Date, it is appropriate to present its Equity Investees under the equity method of accounting based on the conclusion that Nortel exercises significant influence over those entities. The equity method of accounting results in the financial position and results of operations of the Equity Investees being presented net on a single line in the balance sheet and statement of operations, respectively, versus being combined gross into each individual line item. The comparative periods have not been recast for this change in presentation. As a result, analysis using the comparative periods may be difficult and may not provide meaningful comparisons.

The Enterprise Solutions (ES) business as well as the Nortel Government Solutions (NGS) and DiamondWare businesses are presented as discontinued operations for the quarter ended September 30, 2009. Accordingly, comparative periods have been recast to give effect for the change in presentation.

The CDMA business did not qualify for treatment as discontinued operations and as a result has been included in continuing operations.

Except in the Segment Revenues section, the discussion below relates to Results from Continuing Operations under U.S. GAAP and excludes the financial results of the Equity Investees.

Consistent with the way we manage our business segments, the financial information in the Segment Revenues section includes the results of the Equity Investees within each segment. Therefore, in order to reconcile the financial information for the business segments discussed below to our consolidated financial information, the net financial results of the Equity Investee must be removed.

Third Quarter 2009 Financial Summary

Nortel’s overall financial performance in the third quarter of 2009 continued to be impacted by ongoing negative economic conditions and the uncertainty created by the Company’s Creditor Protection Proceedings, which resulted in a decrease in customers’ spending levels.

•

Revenues in the third quarter of $1,045 million, with declines year over year in all segments, except Carrier VoIP and Application Solutions (CVAS), and in all regions. These revenues exclude third quarter revenues related to Equity Investees’ revenues of $348 million and $353 million related to discontinued operations. We previously reported total revenues of $2,319 million in the third quarter of 2008.

•

Gross margin of 45 percent in the quarter, an increase of 6.8 percentage points from the year ago quarter, includes charges related to workforce and other cost reduction activities and pension curtailment losses that historically would have been recorded in special charges. Excluding these charges, gross margin in the third quarter of 2009 would have been 47 percent (a). Gross Margin was positively impacted by the exclusion of the Equity Investees

•

SG&A expense in the third quarter of $155 million, a decrease of 43 percent from the year ago quarter. Excluding $32 million related to workforce and other cost reduction activities and pension curtailment losses that historically would have been recorded in special charges, SG&A for the third quarter of 2009 would have decreased by 55 percent year over year (a). SG&A expense in the third quarter excludes $129 million related to Equity Investees

•

R&D expense in the third quarter of $184 million, a decrease of 32 percent from the year ago quarter. Excluding $20 million related to workforce and other cost reduction activities and pension curtailment losses that historically would have been recorded in special charges, R&D expense for the third quarter of 2009 would have decreased by 39 percent year over year (a). R&D expense in the third quarter excludes $37 million related to Equity Investees

•

Cash balance as of September 30, 2009 was $1.81 billion and excluded Equity Investees cash of $798 million. The consolidated cash balance plus Equity Investees cash exceeded the June 30, 2009 consolidated cash balance of $2.56 billion, which included Equity Investees cash of $819 million.

Segment Revenues

The financial information for our business segments includes the results of the Equity Investees as if they were consolidated, which is consistent with the way we manage our business segments, but does not include the results of discontinued operations. Commencing with the third quarter of 2009, Nortel is reporting its CVAS business unit as a separate reportable segment. Prior to that time, the results of CVAS were included in the Wireless Networks (WN) reportable segment, which prior to the third quarter of 2009 was called the Carrier Networks (CN) reportable segment.

Segment revenues were $1,271 million for the third quarter of 2009 compared to $1,595 million for the third quarter of 2008, reflecting a reduction of 20% percent due to declines across all business segments, except CVAS. The reduction was primarily a result of the continuing economic downturn and the uncertainty created by the Creditor Protection Proceedings.

Segment Revenues B/(W)

	Q3 2009	Q3 2008	YoY
Wireless Networks	$663	$805	(18%)
Carrier VoIP and Application Solutions	$208	$182	14%
Metro Ethernet Networks	$295	$398	(26%)
LGN	$103	$211	(51%)
Other	$2	$(1)	150%

Total Segment Revenues	$1,271	$1,595	(20%)

Discontinued Operations *	$475	$724	(34%)

* Includes revenues related to Equity Investees

WN revenues in the third quarter of 2009 were $663 million, a decrease of 18% percent compared with the year ago quarter with declines in the GSM and UMTS solutions business, while the CDMA solutions business was essentially flat. The wireless segment was negatively impacted by a reduction in spending by certain customers as a result of their change in technology migration plans.

CVAS revenues in the third quarter of 2009 were $208 million, an increase of 14% percent compared with the year ago quarter due to contract deliveries and project completions in the third quarter of 2009.

Metro Ethernet Networks (MEN) revenues in the third quarter of 2009 were $295 million, a decrease of 26% percent compared with the year ago quarter with impacts across all businesses. In addition to the factors above, lower revenues from certain customers also impacted the year over year decline.

LG-Nortel Co. Ltd. (LGN) revenues in the third quarter of 2009 were $103 million, a decrease of 51% percent compared with the year ago quarter. In addition to the factors described above, a majority of the decline was in LGN Carrier, primarily due to the recognition of certain deferred revenues in the third quarter of 2008 not repeated in the third quarter of 2009 and higher sales volumes related to our 3G wireless products in the third quarter of 2008, as well as the impact of foreign exchange fluctuations. The decrease was partially offset by network upgrades related to certain customers and an increase in wireless local loop sales in the third quarter of 2009.

Discontinued operations revenues in the third quarter of 2009 were $475 million, a decrease of 34% percent compared with the year ago quarter. In addition to the factors above, Asia and Canada revenues were also unfavorably impacted by foreign exchange fluctuations.

Gross Margin

Gross margin was 45.0 percent of revenues in the third quarter of 2009. Excluding charges related to workforce and other cost reduction activities and pension curtailment losses that historically would have been recorded in special charges, gross margin in the third quarter of 2009 would have been 47 percent (a) of revenues. This compared to gross margin of 38.2 percent for the third quarter of 2008. Compared to the third quarter of 2008, in addition to the items already noted, gross margin increased primarily as a result of the exclusion of the Equity Investees, which positively impacted gross margin by 5.7 percentage points, the favorable impacts of product mix and the favorable impact of foreign exchange fluctuations and price erosion, and a decrease in warranty costs.

Operating Expenses

Operating Expenses B/(W)

	Q3 2009	YoY
SG&A	$155	(43)%
R&D	$184	(32)%

Total Operating Expenses	$339	(37)%

A focus on reducing costs resulted in lower operating expenses compared to the year ago quarter. Operating expenses were $339 million in the third quarter of 2009. This compares to operating expenses of $541 million for the third quarter of 2008.

SG&A expenses were $155 million in the third quarter of 2009, compared to $272 million for the third quarter of 2008. Excluding charges related to workforce and other cost reduction activities and pension curtailment losses that historically would have been recorded in special charges, SG&A expenses for the third quarter of 2009 would have been $123 million (a). SG&A expense in the third quarter of 2009 also excludes $129 million related to Equity Investees. Compared to the third quarter of 2008, in addition to the items already noted, SG&A was favorably impacted primarily by headcount reductions and lower spending levels across all categories including a reduction in sales and marketing investment in maturing technologies.

R&D expenses were $184 million in the third quarter of 2009, compared to $269 million for the third quarter of 2008. Excluding charges related to workforce and other cost reduction activities and pension curtailment losses that historically would have been recorded in special charges, R&D expenses for the third quarter of 2009 would have been $164 million (a). R&D expense in the third quarter of 2009 also excludes $37 million related to Equity Investees. Compared to the third quarter of 2008, in addition to the items already noted, R&D was favorably impacted primarily by headcount reductions and the cancellation of certain R&D programs.

Net Loss

The Company reported a net loss in the third quarter of 2009 of $508 million compared to net loss of $3,413 million in the third quarter of 2008.

The net loss in the third quarter of 2009 of $508 million included a loss from discontinued operations of $164 million, reorganization costs of $223 million primarily related to the recording of a pension liability, interest expense of $75 million, other charges of $46 million, comprised in part by pension curtailment expense and break-up fees in relation to the CDMA and LTE Access Asset sale, $10 million in income tax expense and an expense of $3 million for earnings attributable to non-controlling interests (formerly minority interests), partially offset by Other income – net of $60 million, comprised in part of a currency exchange gains of $61 million.

The net loss in the third quarter of 2008 of $3,413 million included $2,133 million in income tax expense, a goodwill impairment charge of $661, loss from discontinued operations of $556, interest expense of $81 million, special charges of $41 million for headcount and other cost reduction activities, an expense of $21 million for earnings attributable to non-controlling interests (formerly minority interests) and Other expense-net of $14 million, comprised primarily of a gain of $8 million due to changes in foreign exchange rates and a loss of $4 million from mark-to-market gains on interest rate swaps.

Cash

Consolidated cash balance as of September 30, 2009 was $1.81 billion and excluded Equity Investees cash of $798 million. The consolidated cash balance plus Equity Investees cash exceeded the June 30, 2009 consolidated cash balance of $2.56 billion, which included Equity Investees cash of $819 million. The decrease in the consolidated cash balance was primarily due to the deconsolidation of the Equity Investees, cash used in investing activities of $50 million, mainly due to changes in restricted cash and cash used in financing activities of $2 million, partially offset by cash from operating activities of $124 million and net favorable foreign exchange impacts of $41 million.

* * * * * *

(a) Each of Gross Margin, SG&A Expense and R&D Expense, excluding the impact of charges in relation to headcount and other cost reduction activities and pension curtailment losses that historically would have been recorded in special charges, are non-GAAP measures. Nortel’s management believes that these measures are meaningful measurements of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. These non-GAAP measures may also facilitate comparisons to Nortel’s historical performance and competitors’ operating results. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in Nortel’s financial statements prepared in accordance with GAAP. These measures may not be synonymous to similar measurement terms used by other companies.

About Nortel

For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

Certain statements in this press release may contain words such as “could”, “expects”, “may”, “should”, “will”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “plans”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. Nortel’s assumptions, although considered reasonable by Nortel at the date of this report, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from the expectations set out herein.

Actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following: (i) risks and uncertainties relating to the Creditor Protection Proceedings including: (a) risks associated with Nortel’s ability to: stabilize the business and maximize the value of Nortel’s businesses; obtain required approvals and successfully consummate pending and future divestitures; ability to satisfy transition services agreement obligations in connection with divestiture of operations; successfully conclude ongoing discussions for the sale of Nortel’s other assets or businesses; develop, obtain required approvals for, and implement a court approved plan; resolve ongoing issues with creditors and other third parties whose interests may differ from Nortel’s; generate cash from operations and maintain adequate cash on hand in each of its jurisdictions to fund operations within the jurisdiction during the Creditor Protection Proceedings; access the EDC Facility given the current discretionary nature of the facility, or arrange for alternative funding; if necessary, arrange for sufficient debtor-in-possession or other financing; continue to have cash management arrangements and obtain any further required approvals from the Canadian Monitor, the U.K. Administrators, the French Administrator, the Israeli Administrators, the U.S. Creditors’ Committee, or other third parties; raise capital to satisfy claims, including Nortel’s ability to sell assets to satisfy claims against Nortel; maintain R&D investments; realize full or fair value for any assets or business that are divested; utilize net operating loss carryforwards and certain other tax attributes in the future; avoid the substantive consolidation of NNI’s assets and liabilities with those of one or more other U.S. Debtors; attract and retain customers or avoid reduction in, or delay or suspension of, customer orders as a result of the uncertainty caused by the Creditor Protection Proceedings; maintain market share, as competitors move to capitalize on customer concerns; operate Nortel’s business effectively in consultation with the Canadian Monitor, and the U.S. Creditors’ Committee and work effectively with the U.K. Administrators, French Administrator and Israeli Administrators in their respective administration of the EMEA businesses subject to the Creditor Protection Proceedings; continue as a going concern; actively and adequately communicate on and respond to events, media and rumors associated with the Creditor Protection Proceedings that could adversely affect Nortel’s relationships with customers, suppliers, partners and employees; retain and incentivize key employees and attract new employees as may be needed; retain, or if necessary, replace major suppliers on acceptable terms and avoid disruptions in Nortel’s supply chain; maintain current relationships with reseller partners, joint venture partners and strategic alliance partners; obtain court orders or approvals with respect to motions filed from time to time; resolve claims made against Nortel in connection with the Creditor Protection Proceedings for amounts not exceeding Nortel’s recorded liabilities subject to compromise; prevent third parties from obtaining court orders or approvals that are contrary to Nortel’s interests; reject, repudiate or terminate contracts; and (b) risks and uncertainties associated with: limitations on actions against any Debtor during the Creditor Protection Proceedings; the values, if any, that will be prescribed pursuant to any court approved plan to outstanding Nortel securities and, in particular, that Nortel does not expect that any value will be prescribed to the NNC common shares or the NNL preferred shares in any such plan; the delisting of NNC common shares from the NYSE; and the delisting of NNC common shares and NNL preferred shares from the TSX; and (ii) risks and uncertainties relating to Nortel’s business including: the sustained economic downturn and volatile market conditions and resulting negative impact on Nortel’s business, results of operations and financial position and its ability to accurately forecast its results and cash position; cautious capital spending by customers as a result of factors including current economic uncertainties; fluctuations in foreign currency exchange rates; any requirement to make larger contributions to defined benefit plans in the future; a high level of debt, arduous or restrictive terms and conditions related to accessing certain sources of funding; the sufficiency of workforce and cost reduction initiatives; any negative developments associated with Nortel’s suppliers and contract manufacturers including Nortel’s reliance on certain suppliers for key optical networking solutions components and on one supplier for most of its manufacturing and design functions; potential penalties, damages or cancelled customer contracts from failure to meet contractual obligations including delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; significant competition, competitive pricing practices, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; potential higher operational and financial risks associated with Nortel’s international operations; a failure to protect Nortel’s intellectual property rights; any adverse legal judgments, fines, penalties or settlements related to any significant pending or future litigation actions; failure to maintain integrity of Nortel’s information systems; changes in regulation of the Internet or other regulatory changes; and Nortel’s potential inability to maintain an effective risk management strategy.

For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

*	Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.

Note that Nortel will not be hosting a teleconference/audio webcast to discuss third quarter 2009 results.

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Statements of Operations (unaudited)

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended		Nine months ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Revenues:
Products	$962	$1,443	$3,060	$5,113
Services	83	152	234	439

	1,045	1,595	3,294	5,552

Cost of revenues
Products	548	923	1,785	3,067
Services	27	62	81	175

	575	985	1,866	3,242

Gross profit	470	610	1,428	2,310
	45.0%	38.2%	43.4%	41.6%
Selling, general and administrative expense	155	272	540	919
Research and development expense	184	269	608	905

Management operating margin	131	69	280	486
	12.5%	4.3%	8.5%	8.8%
Amortization of intangible assets	3	(7)	9	16
Goodwill impairment	—	661	—	661
Special charges	—	41	—	166
Loss (gain) on sale of businesses and sales and impairments of assets	15	(6)	(1)	(10)
Other operating expense - net	46	15	46	33

Total operating expenses	403	1,245	1,202	2,690

Operating earnings (loss)	67	(635)	226	(380)
Other income (expense) - net	60	(14)	13	(11)
Interest and dividend income	—	27	—	95
Interest expense
Long-term debt	(75)	(78)	(224)	(225)
Other	—	(3)	(1)	(12)

Earnings (loss) from continuing operations before reorganization items, incomes taxes, and equity in net earnings of associated companies and Equity Investees	52	(703)	14	(533)
Reorganization items - net	(223)	—	(284)	—

Loss from continuing operations before incomes taxes and equity in net earnings of associated companies and Equity Investees	(171)	(703)	(270)	(533)
Income tax expense	(10)	(2,133)	(47)	(2,234)

Loss from continuing operations before equity in net earnings of associated companies and Equity Investees	(181)	(2,836)	(317)	(2,767)
Equity in net earnings of associated companies - net of tax	(1)	—	(1)	2
Equity in net loss of Equity Investees (a)	(159)	—	(448)	—

Net loss from continuing operations	(341)	(2,836)	(766)	(2,765)
Net loss from discontinued operations - net of tax (b)	(164)	(556)	(488)	(745)

Net loss	(505)	(3,392)	(1,254)	(3,510)
Income attributable to noncontrolling interests	(3)	(21)	(35)	(154)

Net loss attributable to Nortel Networks Corporation	$(508)	$(3,413)	$(1,289)	$(3,664)

Average shares outstanding (millions) - Basic	499	498	499	498
Average shares outstanding (millions) - Diluted	499	498	499	498

Basic and diluted loss per common share - continuing operations	$(0.69)	$(5.73)	$(1.61)	$(5.86)

Basic and diluted loss per common share - discontinued operations	$(0.33)	$(1.12)	$(0.98)	$(1.50)

Total basic and diluted loss per common share	$(1.02)	$(6.85)	$(2.59)	$(7.36)

(a)	Nortel has determined that, as of the Petition Date, the presentation of the Equity Investees under the equity method of accounting was more appropriate based on the conclusion that Nortel exercises significant influence over those entities. The equity method of accounting will result in the financial position and results of operations of the Equity Investees being presented net on a single line in the balance sheet and statement of operations, respectively, versus being combined gross into each individual line item.

The comparative periods have not been recast for the change in accounting. As a result, meaningful analysis to the comparative periods may be difficult.

(b)	The ES business as well as the shares of NGS and DiamondWare are presented as discontinued operations for the quarter ended September 30, 2009.

Accordingly, comparative periods have been recast to give effect for the change in presentation.

Statement of Operations

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Balance Sheets (unaudited)

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	September 30, 2009	December 31, 2008

ASSETS
Current assets
Cash and cash equivalents	$1,818	$2,397
Short-term investments	6	65
Restricted cash and cash equivalents	118	36
Accounts receivable - net	901	2,154
Inventories - net	350	1,477
Deferred income taxes - net	12	44
Other current assets	373	455
Assets held for sale	208	—
Assets of discontinued operations (a)	727	—

Total current assets	4,513	6,628

Investments	139	127
Plant and equipment - net	786	1,272
Goodwill	10	180
Intangible assets - net	54	143
Deferred income taxes - net	13	12
Other assets	190	475

Total assets	$5,705	$8,837

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Trade and other accounts payable	$300	$1,001
Payroll and benefit-related liabilities	167	453
Contractual liabilities	96	213
Restructuring liabilities	9	146
Other accrued liabilities	743	2,674
Long-term debt due within one year	—	19
Liabilities held for sale	398	—
Liabilities of discontinued operations (a)	613	—

Total current liabilities	2,326	4,506

Long-term liabilities
Long-term debt	41	4,501
Investment in net liabilities of Equity Investees (b)	476	—
Deferred income taxes - net	7	11
Other liabilities	475	2,948

Total long-term liabilities	999	7,460

Liabilities subject to compromise	6,921	—

Total liabilities	10,246	11,966

SHAREHOLDERS’ DEFICIT
Common shares, without par value - Authorized shares: unlimited; Issued and outstanding shares: 497,946,541 as of September 30, 2009 and 497,893,086 as of December 31, 2008	35,597	35,593
Additional paid-in capital	3,644	3,547
Accumulated deficit	(43,652)	(42,362)
Accumulated other comprehensive income	(931)	(729)

Total Nortel Networks Corporation shareholders’ deficit	(5,342)	(3,951)

Noncontrolling interest	801	822

Total shareholders’ deficit	(4,541)	(3,129)

Total liabilities and shareholders’ deficit	$5,705	$8,837

(a)	The ES business as well as the shares of NGS and DiamondWare, Ltd. Associated are presented as discontinued operations for the quarter ended September 30, 2009. Accordingly, comparative periods have been recast to give effect for the change in presentation.
(b)	Nortel has determined that, as of the Petition Date, the presentation of the Equity Investees under the equity method of accounting was more appropriate based on the conclusion that Nortel exercises significant influence over those entities. The equity method of accounting will result in the financial position and results of operations of the Equity Investees being presented net on a single line in the balance sheet and statement of operations, respectively, versus being combined gross into each individual line item. The comparative periods have not been recast for the change in accounting. As a result, meaningful analysis to the comparative periods may be difficult.

Balance Sheet

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Statements of Cash Flows

(U.S. GAAP; Millions of U.S. dollars)

	Three months ended		Nine months ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Cash flows from (used in) operating activities
Net loss attributable to Nortel Networks Corporation	$(508)	$(3,413)	$(1,289)	$(3,664)
Net loss from discontinued operations (a)	$164	$556	$488	$745
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	45	76	157	220
Goodwill impairment	—	661	—	661
Non-cash portion of cost reduction activities	10	2	18	13
Equity in net earnings of associated companies - net of tax	—	—	1	(2)
Equity in net loss of Equity Investees (b)	159	—	448	—
Share-based compensation expense	—	22	86	64
Deferred income taxes	1	2,066	22	2,113
Pension and other accruals	132	25	157	85
Loss (gain) on sale of businesses and sales and impairments of assets	13	4	1	10
Income attributable to non-controlling interests - net of tax	3	21	35	154
Reorganization items - non cash	203	—	265	—
Other - net	(249)	(165)	(529)	(424)
Change in operating assets and liabilities	143	(8)	379	(460)

Net cash from (used in) operating activities of continuing operations	116	(153)	239	(485)
Net cash from (used in) operating activities of discontinued operations	8	9	(18)	7

Net cash from (used in) operating activities	124	(144)	221	(478)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(9)	(36)	(32)	(104)
Proceeds on disposals of plant and equipment	—	—	87	—
Change in restricted cash and cash equivalents	(39)	14	(82)	23
Decrease (increase) in short-term and long-term investments	—	(362)	40	(362)
Acquisitions of investments and businesses - net of cash acquired	(1)	(69)	(1)	(73)
Proceeds from sales of investments and businesses and assets - net	—	(48)	6	(26)

Net cash from (used in) investing activities of continuing operations	(49)	(501)	18	(542)
Net cash from (used in) investing activities of discontinued operations	(1)	(9)	13	(52)

Net cash from (used in) investing activities	(50)	(510)	31	(594)

Cash flows from (used in) financing activities
Dividends paid, including paid by subsidiaries to noncontrolling interests	—	(9)	(6)	(30)
Capital repayment to noncontrolling interests	—	—	(29)	—
Increase in notes payable	13	38	36	116
Decrease in notes payable	(13)	(37)	(76)	(107)
Proceeds from issuance of long-term debt	—	—	—	668
Repayment of long-term debt	—	—	—	(675)
Debt issuance costs	—	—	—	(13)
Repayments of capital leases	(2)	(6)	(7)	(16)
Other financing activities	—	—	—	—

Net cash from (used in) financing activities of continuing operations	(2)	(14)	(82)	(57)
Net cash from (used in) financing activities of discontinued operations	—	—	(1)	(1)

Net cash from (used in) financing activities	(2)	(14)	(83)	(58)

Effect of foreign exchange rate changes on cash and cash equivalents	41	(99)	51	(98)

Net cash from (used in) continuing operations	106	(767)	226	(1,182)
Net cash from (used in) discontinued operations	7	—	(6)	(46)

Net increase (decrease) in cash and cash equivalents	113	(767)	220	(1,228)
Cash and cash equivalents at beginning of the period	1,743	3,071	2,397	3,532
Less cash and cash equivalents of Equity Investees	—	—	(761)	—

Adjusted cash and cash equivalents at beginning of the period	1,743	3,071	1,636	3,532

Cash and cash equivalents at end of the period	1,856	2,304	1,856	2,304
Less cash and cash equivalents of discontinued operations at end of the period	(38)	(31)	(38)	(31)

Cash and cash equivalents of continuing operations at the end of the period	$1,818	$2,273	$1,818	$2,273

(a)	The ES business as well as the shares of NGS and DiamondWare, Ltd. Associated are presented as discontinued operations for the quarter ended September 30, 2009. Accordingly, comparative periods have been recast to give effect for the change in presentation.
(b)	Nortel has determined that, as of the Petition Date, the presentation of the Equity Investees under the equity method of accounting was more appropriate based on the conclusion that Nortel exercises significant influence over those entities. The equity method of accounting will result in the financial position and results of operations of the Equity Investees being presented net on a single line in the balance sheet and statement of operations, respectively, versus being combined gross into each individual line item. The comparative periods have not been recast for the change in accounting. As a result, meaningful analysis to the comparative periods may be difficult.

Cash Flows

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Consolidated Financial Information (unaudited)

(U.S. GAAP; Millions of U.S. dollars)

Segmented revenues

The following table summarizes our revenue and management operating margin by segment. The financial information for our business segments includes the results of the Equity Investees as if they were consolidated, which is consistent with the way we manage our business segments.

	Three months ended		Nine months ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Segment Revenues

Wireless Networks	$663	$805	$1,988	$2,614
Carrier VoIP and Application Systems	208	182	540	605
Metro Ethernet Networks	295	398	988	1,255
LG-Nortel	103	211	490	1,072

Total reportable segments	1,269	1,596	4,006	5,546
Other	2	(1)	9	6

Total segment revenues	$1,271	$1,595	$4,015	$5,552

Segment Management Operating Margin
Wireless Networks	195	92	475	414
Carrier VoIP and Application Systems	20	(22)	(5)	(54)
Metro Ethernet Networks	12	15	81	63
LG-Nortel	4	36	70	321

Total reportable segments	231	121	621	744
Other	(214)	(52)	(623)	(258)

Total segment management operating margin	17	69	(2)	486

Impact of deconsolidation of Equity Investees	(114)	—	(282)	—
Amortization of intangible assets	3	(7)	9	16
Goodwill impairment	—	661	—	661
Special charges	—	41	—	166
Loss (gain) on sale of businesses and sales and impairments of assets	15	(6)	(1)	(10)
Other operating expense (income) - net	46	15	46	33

Total operating earnings (loss)	67	(635)	226	(380)
Other income (expense) - net	60	(14)	13	(11)
Interest and dividend income	—	27	—	95
Interest expense	(75)	(81)	(225)	(237)
Reorganization items - net	(223)	—	(284)	—
Income tax expense	(10)	(2,133)	(47)	(2,234)
Equity in net earnings (loss) of associated companies - net of tax	(1)	—	(1)	2
Equity in net loss of Equity Investees	(159)	—	(448)	—

Net loss from continuing operations	$(341)	$(2,836)	$(766)	$(2,765)

Segmented Revenues

Geographic revenues

The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended		Nine months ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Revenues

United States	$736	$589	$1,986	$2,006
EMEA (a)	10	369	30	1,190
Canada	82	93	238	362
Asia	162	424	840	1,639
CALA (b)	55	120	200	355

Total revenues	$1,045	$1,595	$3,294	$5,552

(a)	Europe, Middle East and Africa
(b)	Caribbean and Latin America

Network Solutions revenues

The following table summarizes our revenue and management operating margin by segment. The financial information for our business segments includes the results of the Equity Investees as if they were consolidated, which is consistent with the way we manage our business segments.

	Three months ended		Nine months ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Segment Revenues

Wireless Networks
CDMA solutions	$452	$432	$1,400	$1,533
GSM and UMTS solutions	211	373	588	1,081

	663	805	1,988	2,614

Carrier VoIP and Application Systems
Circuit and packet voice solutions	208	182	540	605

Metro Ethernet Networks
Optical networking solutions	241	303	781	955
Data networking and security solutions	54	95	207	300

	295	398	988	1,255

LG-Nortel
LGN Carrier	55	151	362	862
LGN Enterprise	48	60	128	210

	103	211	490	1,072

Other	2	(1)	9	6

Total segment revenues	$1,271	$1,595	$4,015	$5,552

Segmented Revenues